Exhibit 4.4

DATED 23 DECEMBER 2004

MELCO PBL HOLDINGS LIMITED	(1)

MELCO INTERNATIONAL DEVELOPMENT LIMITED	(2)

PUBLISHING AND BROADCASTING LIMITED	(3)

PBL ASIA INVESTMENTS LIMITED	(4)

HOLDCO 1 SUBSCRIPTION AGREEMENT

CONTENTS

1.	DICTIONARY	2

2.	SUBSCRIPTION	2

3.	CONDITIONS PRECEDENT TO COMPLETION	3

4.	COMPLETION	7

5.	WARRANTIES	9

6.	UNWINDING OF SUBSCRIPTION IF THE CONCESSION BY LEASE OF THE LAND NOT GRANTED BY THE GOVERNMENT OF MACAU	11

7.	CONFIDENTIALITY	12

8.	MELCO GUARANTEE AND INDEMNITY	13

9.	PBL GUARANTEE AND INDEMNITY	15

10.	GENERAL WARRANTIES AND REPRESENTATIONS	18

11.	GENERAL	18

SCHEDULE 1 - CORPORATE STRUCTURE PRE COMPLETION		23

SCHEDULE 2 - CORPORATE STRUCTURE POST COMPLETION		24

SCHEDULE 3 - GENERAL WARRANTIES		25

SCHEDULE 4 - WARRANTIES AS TO THE MOCHA BUSINESS		30

SCHEDULE 5 - WARRANTIES AS TO THE LAND		34

SCHEDULE 6 - GROUP COMPANIES		35

ATTACHMENT A - DICTIONARY

ATTACHMENT B - MEMORANDUM AND ARTICLES OF ASSOCIATION OF HOLDCO 1

ATTACHMENT C - MEMORANDUM AND ARTICLES OF ASSOCIATION OF HOLDCO 2

ATTACHMENT D - SHAREHOLDERS DEED

ATTACHMENT E - LEGAL OPINIONS FROM WALKERS

i

DATED 23 DECEMBER 2004

PARTIES

1.	MELCO PBL HOLDINGS LIMITED an exempted company incorporated under the laws of the Cayman Islands of PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands (Holdco 1)

2.	MELCO INTERNATIONAL DEVELOPMENT LIMITED a company incorporated under the laws of Hong Kong of 38th Floor, The Centrium, Central, Hong Kong (Melco)

3.	PUBLISHING AND BROADCASTING LIMITED ACN 009 071 167 a company incorporated in Western Australia of Level 2, 54 Park Street, Sydney NSW 2000 (PBL)

4.	PBL ASIA INVESTMENTS LIMITED an exempted company incorporated under the laws of the Cayman Islands of PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands (Subscriber)

WHEREAS

(A)	Melco and PBL have great knowledge in the gaming industry in their respective markets. Melco is strong in the Greater China market, while PBL has its strength in other Asia Pacific countries. The parties wish to combine forces and make use of their strengths to develop these markets through a joint venture.

(B)	Melco is currently engaged in the Mocha Business and has an interest in the Park Hyatt Hotel/Casino Business as reflected by the corporate structure diagram in Schedule 1.

(C)	The parties wish to form a joint venture to develop gaming ventures in the Territory together (the “Gaming Ventures”) such that Melco will own an effective interest of 60% in all Gaming Ventures in the Greater China region and PBL will own an effective interest of 60% in all Gaming Ventures in other countries in the Territory which intent is more fully set out in the Shareholders Deed.

(D)	Melco has formed Holdco 1 to act as a joint venture holding company for the First Gaming Business and the Gaming Ventures and PBL wishes to invest in and become a 50% shareholder of Holdco 1. Accordingly, the parties have agreed to enter into this agreement to allow the Subscriber (a wholly owned subsidiary of PBL) to subscribe for shares in Holdco 1.

(E)	To regulate their relationship in the joint venture and as Shareholders in Holdco 1 and to set out their rights and obligations more fully, the parties and MelcoSub have also agreed to enter into the Shareholders Deed.

THE PARTIES AGREE

1. DICTIONARY

The Dictionary in Attachment A:

(a)	defines some of the capitalised terms used in this agreement; and

(b)	sets out rules of interpretation which apply to this agreement.

2. SUBSCRIPTION

2.1 Subscription

Melco shall cause Holdco 1 to allot and issue and Holdco 1 must allot and issue and PBL shall cause the Subscriber to subscribe and the Subscriber must subscribe for the Subscription Shares for payment of the Subscription Money on the terms and conditions of this agreement.

2.2 Amendment to Subscription Money

In the event that Melco does not acquire an aggregate 70% shareholding interest in Great Wonders by 15 March 2005 or such later date as the parties may agree (either because the shareholders of Melco do not approve the acquisition by Melco (or one of its Subsidiaries) of a further 20% interest in Great Wonders (to add to Melco’s existing interest of 50% in Great Wonders) at the meeting of Melco shareholders proposed to be held on or before 28 February 2005 or otherwise) then the parties agree that this agreement will remain in full force and effect save that:

(i)	the definition of “Subscription Money” (as set out in Attachment A) will be amended by the deletion of “US$163,000,000 (one hundred and sixty three million US dollars)” and the insertion of “US$105,000,000 (one hundred and five million US dollars)” in substitution therefor;

(ii)	the definition of “Subscription Price” (as set out in Attachment A) will be amended by the deletion of “US$1,630,000” and the insertion of “US$1,050,000” in substitution therefor; and

(iii)	any reference in this deed to Melco’s or any of its subsidiaries’ interest in Great Wonders shall be read as being a 50% interest rather than a 70% interest.

2.3 Use of Proceeds

The parties will ensure that the Subscription Money will be transferred by Holdco 1 (via Holdco 2) to Melco Entertainment in such manner as Melco and PBL may agree within 10 days of Completion, for investment in the First Gaming Business and the assessment of, and potential investment in, the Gaming Ventures, both as determined by the Board in accordance with the Shareholders Deed.

3. CONDITIONS PRECEDENT TO COMPLETION

3.1 Conditions Precedent

Melco, PBL, Holdco 1 and the Subscriber are only obliged to effect Completion if the following conditions are satisfied or waived on or prior to Completion:

(a)	[Intentionally left blank]

(b)	Approvals: Holdco 1 has obtained all consents or approvals and carried out all corporate procedures required for the Directors to authorise the allotment and issue the Subscription Shares;

(c)	Appointments: the board of directors of Holdco 1 has passed a valid and binding resolution appointing three nominees of the Subscriber and three nominees of MelcoSub as Directors (such that the total number of Directors of Holdco 1 is six directors) with effect on and from Completion and instructed Walkers SPV Limited to update the Register of Directors and advise the Registrar of Companies of such appointments at Completion;

(d)	Due diligence: PBL being satisfied in its absolute discretion with its review of Melco’s financial, commercial and legal arrangements and relationships relating to the First Gaming Business and its corporate structure including, without limitation, PBL’s review of:

(i)	Melco’s joint venture agreement with STDM in relation to the Park Hyatt Hotel/Casino Business;

(ii)	Melco’s agreement(s) with SJM in relation to the operation of the Mocha Business (and any shareholding relationships in relation to that business) and review of the operation of the Mocha Business (including the draft management agreement proposed to be entered into between Mocha Slot Group and SJM);

(iii)	Great Wonders ownership or prospective ownership of the Land on which the Park Hyatt Hotel/Casino Business will be built and operated and the terms of such ownership;

(iv)	Hyatt International’s management agreement with Melco in relation to the management of the Park Hyatt Hotel forming part of the Park Hyatt Hotel/Casino Business;

(v)	SJM’s agreement with Great Wonders for the management and operation of the casino forming part of the Park Hyatt Hotel/Casino Business (and the underlying concession for SJM to operate the casino);

(vi)	the design and construct contracts entered into (or proposed to be entered into) for the building of the Park Hyatt Hotel forming part of the Park Hyatt Hotel/Casino Business;

(vii)	the financing arrangements for the construction of the Park Hyatt Hotel;

(viii)	the financial projections for the First Gaming Business; and

(ix)	the financial position of the First Gaming Business and the Group Companies.

(e)	Grant of the concession for the Land: the Government of Macau issues a letter to STDM and/or Great Wonders confirming that it intends to grant a concession by lease of the Land to STDM and/or Great Wonders for the use of the Land by STDM and/or Great Wonders for the Park Hyatt Hotel/Casino Business on terms reasonably satisfactory to the Subscriber;

(f)	Relevant shareholder approvals: any relevant shareholder approvals for PBL (if required) and Melco in connection with the transactions contemplated by this agreement and the Shareholders Deed (including for the avoidance of doubt, in the case of Melco (i) Melco shareholders’ approval for the acquisition of a further 20% of Great Wonders from STDM in addition to its existing 50% holding in Great Wonders (but if such approval is not obtained, this condition precedent so far as it involves such approval shall be deemed waived and clause 2.2 shall apply) and (ii) Melco shareholders’ approval for investment by the Subscriber in Holdco 1 contemplated by this agreement);

(g)	regulatory approvals: regulatory approval for the Subscriber’s investment in Holdco 1 contemplated by this agreement by the Victorian Commission for Gambling Regulation in Victoria (Australia) and the Gaming Commission of Western Australia in Western Australia (Australia);

(h)	other conditions: as at the Completion Date:

(i)	none of the parties have breached this agreement; and

(ii)	none of the Warranties is or has become materially false, misleading or incorrect.

3.2 Satisfaction of Conditions

The parties must use their respective reasonable endeavours and co-operate to ensure that each condition in clause 3.1 is satisfied as soon as practicable after the date of this agreement. Mr. Ho, Lawrence Yau Lung has undertaken to Melco that, where permitted by applicable Stock Exchange Rules, he will vote his shareholding interests in Melco and cause any Person he Controls to vote their shareholding interests in Melco in favour of any required resolutions of Melco shareholders to approve the transactions contemplated by this agreement and the Shareholders Deed.

3.3 Waiver of Conditions

A condition in clause 3.1 may only be waived by the party for those benefits it is included giving written notice of the waiver to each other party. The condition in clause 3.1(f) is for the benefit of each party and may only be waived with the consent of all parties. Each other condition in clause 3.1 is for the benefit of PBL and the Subscriber only.

3.4 Termination

A party may terminate this agreement at any time after 30 June 2005 by written notice to the other parties if the conditions in clause 3.1 are not satisfied or, where permitted, waived on or before that date.

3.5 Reorganisation to effect Corporate Structure

Unless the Subscriber otherwise agrees in writing, before Completion Melco must effect the reorganisation to introduce Holdco 1, Holdco 2 and Melco Entertainment into the corporate structure in accordance with Schedule 1 and provide the Subscriber reasonable evidence of such reorganisation having been carried into effect, including, if requested, usual legal opinions of appropriate counsel, dealing with the legality and binding effect of the reorganisation on the relevant parties.

3.6 Conduct of business before Completion

Unless the Subscriber otherwise agrees in writing, before Completion Melco must procure that no Group Company:

(a)	ordinary course: conducts its business other than in the ordinary course;

(b)	disposals: other than in respect of the acquisition of a further 20% interest in Great Wonders from STDM, disposes of assets or acquires assets other than in the ordinary course of business;

(c)	security interest: creates a Security Interest over any of its assets other than in the ordinary course of the operation of the Mocha Business;

(d)	issue securities: issues securities of any kind other than in accordance with this agreement;

(e)	material commitments: enters into a commitment for more than US$100,000 or for longer than 12 months other than in the ordinary course of the Mocha Business or the ordinary course of the preparation for the design and construction of the Park Hyatt Hotel forming part of the Park Hyatt Hotel/Casino Business;

(f)	dividend: declares pays or makes any dividend or distribution; or

(g)	warranties: does anything, or fails to do anything, or allows anything to happen, which would (subject to the disclosures in this agreement and the Disclosure Letter) make a Warranty false or misleading when made under this agreement or when regarded as made under this agreement.

3.7 Due Diligence

Melco will from the date of this agreement until Completion continue to:

(a)	make available due diligence information to PBL on the Mocha Business and the Park Hyatt Hotel/Casino Business; and

(b)	make available its officers and representatives to PBL (on the giving of reasonable prior notice) to discuss the Mocha Business and the Park Hyatt Hotel/Casino Business for the purposes of PBL’s due diligence investigation.

3.8 No further obligations

On termination in accordance with clause 3.4 no party has any further obligations under this agreement except under:

(a)	clause 7 (Confidentiality);

(b)	clause 11.2 (Costs and expenses);

(c)	a right or claim against a party which arises before termination.

4. COMPLETION

4.1 Date for Completion

Subject to clause 3, Completion must take place on the Completion Date at the offices of Melco in Hong Kong.

4.2 Completion

Subject to clause 4.3, at Completion:

(a)	the Subscriber must:

(i)	pay the Subscription Money in Immediately Available Funds to Holdco 1 in United States dollars;

(ii)	deliver to Holdco 1 a consent to act as Director from each person so nominated by the Subscriber; and

(iii)	deliver counterparts of the Shareholders Deed executed by it to the other parties to it.

(b)	PBL must deliver counterparts of the Shareholders Deed executed by it to the other parties to it;

(c)	Holdco 1 must ensure that the Directors hold a meeting at which the Directors resolve:

(i)	to allot and issue the Subscription Shares to the Subscriber in consideration of the Subscription Money;

(ii)	to appoint three nominees of the Subscriber as Directors and instruct Walkers SPV Limited to update the Register of Directors and advise the Registrar of Companies of such appointments;

(d)	Melco must:

(i)	provide the opinion letters from Walkers (Cayman Islands counsel) substantially in the form set out in Attachment E and copies of the legal opinions referred to in clause 3.5;

(ii)	cause Holdco 1 to adopt the Memorandum and Articles as its memorandum and articles of association;

(iii)	cause Holdco 2 to adopt the Holdco 2 Memorandum and Articles as its memorandum and articles; and

(iv)	deliver counterparts of the Shareholders Deed (executed by it and MelcoSub) to the other parties to it.

(e)	Holdco 1 must:

(i)	give to the Subscriber a certified copy of the resolutions referred to in clause 4.2(c);

(ii)	register the Subscription Shares in Holdco 1’s register of members, free from any Security Interest, in the name of the Subscriber and provide a certified copy of such register of members to the Subscriber;

(iii)	deliver the share certificate for the Subscription Shares to the Subscriber; and

(iv)	deliver counterparts of the Shareholders Deed executed by it to the other parties to it.

4.3 Interdependence

The obligations of the parties under this clause 4 are interdependent and Completion will not take place unless and until the obligations of each of them under clause 4.2 are complied with fully.

5. WARRANTIES

5.1 Giving of Warranties

(a)	Melco warrants and represents to the Subscriber that, subject to the Disclosure Letter, each of the Warranties is true (unless a particular Warranty is stated as being given at a particular time or from its context, it can only be given at a particular time):

(i)	as at the date of this agreement;

(ii)	on each day up to Completion; and

(iii)	as at Completion.

(b)	Melco acknowledges that the Subscriber has entered into this agreement in reliance on the Warranties.

(c)	Each Warranty must be construed independently and is not limited by reference to another warranty.

5.2 Indemnity

Subject to clause 5.3, Melco hereby agrees to indemnify the Subscriber against any Losses which the Subscriber pays or is liable for arising directly or indirectly from:

(a)	a Warranty being false or misleading when made or regarded as made under this agreement; or

(b)	a breach by Holdco 1 or Melco of this agreement.

5.3 Limitation on Liability

(a)	The Warranties are limited by any matter fully and fairly disclosed in this agreement and the Disclosure Letter.

(b)	Notwithstanding any other provision in this agreement, the Subscriber shall not be entitled to recover from Melco, in aggregate, under clause 5.2 for breach of a representation or warranty in excess of the amount of the Subscription Money.

(c)	The Subscriber shall not be entitled to recover under clause 5.2 for a breach of a representation or warranty until the aggregate Losses suffered by the Subscriber for all claims the Subscriber has against Melco in aggregate amount to at least US$100,000, after which the whole amount may be recovered and not just the excess.

(d)	No claim under clause 5.2 for a breach of representation or warranty may be made unless written notice of such claim is provided to Melco prior to the date that is 18 months following Completion.

6. UNWINDING OF SUBSCRIPTION IF THE CONCESSION BY LEASE OF THE LAND NOT GRANTED BY THE GOVERNMENT OF MACAU

If the Government of Macau does not grant a concession by lease of the Land to Great Wonders which will permit the construction of the Park Hyatt Hotel and the operation of the Park Hyatt Hotel/Casino Business by Great Wonders on the Land in accordance with the designs and plans provided to PBL by Melco prior to the date of execution of this agreement (or as such designs and plans are revised between PBL and Melco from time to time) (the “Concession”) by 1 September 2005 or such later date as is agreed by the Subscriber (the “Due Date”), then in such event:

(a)	Melco agrees to pay to the Subscriber, within 10 Business Days of the Due Date, 60% of the total of any money spent by Holdco 1 or its Affiliates on the Park Hyatt Hotel/Casino Business and the Mocha Business (including the payment of outstanding indebtedness and repayment of loans to the extent, incurred or applied for such purposes) whether that money is sourced from cash reserves or loans of Holdco 1 or its Affiliates incurred in respect of the Park Hyatt Hotel/Casino Business and the Mocha Business from Completion until the Due Date (the “Spend”), the amount of the Spend to be determined by the Board in good faith; and

(b)	at the option of the Subscriber (which option may be exercised by written notice from the Subscriber to Holdco 1 and Melco at any time after the Due Date), either:

(i)	Melco will purchase and the Subscriber will sell (with completion of the sale and purchase to occur 10 Business Days after receipt by Melco of a notice from the Subscriber referred to above) all of the Subscription Shares for the Residual Subscription Money and, on completion of the sale and purchase, Melco and the Subscriber will, and will procure all of the other parties to the Shareholders Deed to, execute a deed of termination of that deed; or

(ii)	Melco will procure that Holdco 1 will return the Residual Subscription Money to the Subscriber in the manner reasonably specified by the Subscriber (as desirable and efficient from its accounting and tax perspective) within 20 Business Days (or such other date agreed by the Subscriber) of the written request from the Subscriber, whether by share buy-back, capital reduction or other suitable method of return of capital in consideration for the Subscriber agreeing that all of the Subscription Shares will be bought back or cancelled by Holdco 1.

If there is a dispute between Holdco 1 and the Subscriber as to the practicable method of returning the Residual Subscription Money to the Subscriber, then the method of return will be as determined by the auditor of Holdco 1 (who will act as expert and not an arbitrator and whose decision will be final and binding on the parties) within 10 Business Days of the referral of the matter to him by Holdco 1 or the Subscriber provided, however, that the Subscriber shall be entitled to then elect that Melco purchases the Subscription Shares pursuant to sub-paragraph (i) above. On completion of the share buy-back or return of capital, Melco and the Subscriber will, and will procure all of the other parties to the Shareholders Deed to, execute a deed of termination of that deed.

(c)	Each of Holdco 1, Melco, the Subscriber and PBL agree that they will do all things reasonably necessary to give full effect to the provisions of this clause (including voting at shareholders meetings or procuring their nominated Directors vote at Board meetings as appropriate (subject to such Directors’ fiduciary duties)) and that no party may employ any device or technique or participate in a transaction designed to delay, limit or circumvent the intention of this clause.

7. CONFIDENTIALITY

A party may not disclose the provisions of this agreement or information provided pursuant to this agreement to any person except:

(a)	as a media announcement in a form agreed between the parties;

(b)	in a prospectus or other document in respect of a public offering of securities;

(c)	after getting the written consent of the other party;

(d)	to its officers, employees, financial and professional advisers;

(e)	to its consultants or workers for purposes related to this agreement;

(f)	as required by an applicable law or the regulations of any relevant regulatory or supervisory authority including a stock exchange and gaming regulatory authority, after first consulting with the other party about the form and content of the disclosure; or

(g)	and must use its best endeavours to ensure all permitted disclosures are kept confidential other than the media announcement or a disclosure to a recognised stock exchange.

8. MELCO GUARANTEE AND INDEMNITY

8.1 Guarantee

(a)	Melco unconditionally and irrevocably guarantees to the Subscriber the performance of Holdco 1’s obligations under this agreement.

(b)	If Holdco 1 fails to perform or observe its obligations under this agreement in full and on time, Melco must immediately on demand from the Subscriber perform such obligation (or procure the performance or observance by Holdco 1 of such obligations) so that the same benefit shall be received by or conferred on the Subscriber as it would have received or enjoyed if such obligations had been duly performed or observed by Holdco 1 under this agreement.

8.2 Indemnity

Melco hereby indemnifies the Subscriber against any Losses which the Subscriber suffers or incurs in relation to the failure of Melco or Holdco 1 to perform an obligation under this agreement or the failure of Melco to cause Holdco 1 to perform an obligation under this agreement.

8.3 Extent of guarantee and indemnity

This clause 8 applies and the obligations of Melco under clause 8 shall remain in full force and effect so long as Melco and Holdco 1 have obligations to the Subscriber and notwithstanding any act, omission, neglect or default of the Subscriber or other person or any other event or matter whatsoever and, without limitation on the foregoing shall not be impaired, discharged or effected by:

(a)	the extent of Holdco 1’s other obligations under this agreement;

(b)	an amendment of this agreement in accordance with the terms hereof or waiver or departure from these terms;

(c)	an Insolvency Event affecting any person or the death of any person;

(d)	a change in the constitution, membership, or partnership of any person; or

(e)	anything which would have discharged Holdco 1 (wholly or partly) or which would have afforded Holdco 1 any legal or equitable defence;

(f)	any release of or granting of time or any other indulgence to Holdco 1; or

(g)	the occurrence of any other thing which might otherwise release, discharge, render void or unenforceable or otherwise affect the obligations, commitments and undertaking of Melco under this agreement.

8.4 Principal and independent obligation

(a)	The guarantee of Melco under this clause 8 is:

(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any other Security Interest or guarantee or other document or agreement which the Subscriber may hold concerning any obligation of Holdco 1.

(b)	The Subscriber may enforce this clause 8 against Melco:

(i)	without first having to resort to any other guarantee or Security Interest or other agreement; and

(ii)	whether or not it has first given notice, made a demand or taken steps against Holdco 1 or any other person.

8.5 No competition

(a)	Subject to paragraph (b), Melco must not, either directly or indirectly, prove in, claim or receive the benefit of a distribution,

dividend or payment from an Insolvency Event affecting Holdco 1 until the obligations of Holdco 1 under this agreement to the Subscriber have been fully performed or satisfied and the guarantee set out in this clause 8 has been finally discharged.

(b)	If required by the Subscriber, Melco must prove in a liquidation of Holdco 1 or otherwise participate in another Insolvency Event of Holdco 1 for amounts owed to Melco.

(c)	Melco must hold in trust for the Subscriber, amounts recovered by Melco from an Insolvency Event or under a Security Interest from Holdco 1 to the extent of the unsatisfied liability of Melco under this clause 8.

8.6 Continuing guarantee and indemnity

The guarantee under this clause 8 is a continuing obligation of Melco, despite a settlement of account or the occurrence of any other thing, and remains fully effective until:

(a)	the obligations of Holdco 1 under this agreement have been performed; and

(b)	the guarantee in clause 8 has been finally discharged by the Subscriber.

9. PBL GUARANTEE AND INDEMNITY

9.1	Guarantee

(a)	PBL unconditionally and irrevocably guarantees to Holdco 1 the performance of the Subscriber’s obligations under this agreement.

(b)	If the Subscriber fails to perform or observe its obligations under this agreement in full and on time, PBL must immediately on demand from Holdco 1 perform such obligation (or procure the performance or observance by the Subscriber of such obligations) so that the same benefit shall be received by or conferred on Holdco 1 as it would have received or enjoyed if such obligations had been duly performed or observed by the Subscriber under this agreement.

9.2 Indemnity

PBL hereby indemnifies Holdco 1 against any Losses which Holdco 1 suffers or incurs in relation to the failure of the Subscriber to perform an obligation under this agreement or the failure of PBL to cause the Subscriber to perform an obligation under this agreement.

9.3 Extent of guarantee and indemnity

This clause 9 applies and the obligations of PBL under this clause 9 shall remain in full force and effect so long as the Subscriber shall have obligations to Holdco 1 and notwithstanding any act, omission, neglect or default of Holdco 1 or other person or any other event or matter whatsoever and, without limitation on the foregoing shall not be impaired, discharged or effected by:

(a)	the extent of the Subscriber’s other obligations under this agreement;

(b)	an amendment of this agreement in accordance with the terms hereof or waiver or departure from these terms;

(c)	an Insolvency Event affecting any person or the death of any person;

(d)	a change in the constitution, membership, or partnership of any person; or

(e)	anything which would have discharged the Subscriber (wholly or partly) or which would have afforded the Subscriber any legal or equitable defence;

(f)	any release of or granting of time or any other indulgence to Holdco 1; or

(g)	the occurrence of any other thing which might otherwise release, discharge, render void or unenforceable or otherwise affect the obligations, commitments and undertaking of PBL under this agreement.

9.4 Principal and independent obligation

(a)	The guarantee of PBL under this clause 9 is:

(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any other Security Interest or guarantee or other document or agreement which Holdco 1 may hold concerning any obligation of the Subscriber.

(b)	Holdco 1 may enforce this clause 9 against PBL:

(i)	without first having to resort to any other guarantee or Security Interest or other agreement; and

(ii)	whether or not it has first given notice, made a demand or taken steps against the Subscriber or any other person.

9.5 No competition

(a)	Subject to paragraph (b), PBL must not, either directly or indirectly, prove in, claim or receive the benefit of a distribution, dividend or payment from an Insolvency Event affecting the Subscriber until the obligations of the Subscriber under this agreement to Holdco 1 have been fully performed or satisfied and the guarantee set out in this clause 9 has been finally discharged.

(b)	If required by Holdco 1, PBL must prove in a liquidation of the Subscriber or otherwise participate in another Insolvency Event of the Subscriber for amounts owed to PBL.

(c)	PBL must hold in trust for Holdco 1, amounts recovered by PBL from an Insolvency Event or under a Security Interest from the Subscriber to the extent of the unsatisfied liability of PBL under this clause 9.

9.6 Continuing guarantee and indemnity

The guarantee under this clause 9 is a continuing obligation of PBL, despite a settlement of account or the occurrence of any other thing, and remains fully effective until:

(a)	the obligations of the Subscriber under this agreement have been performed; and

(b)	the guarantee in clause 9 has been finally discharged by Holdco 1.

10. GENERAL WARRANTIES AND REPRESENTATIONS

Each party warrants and represents to the other parties that:

(a)	it has taken all necessary action to authorise the signing, delivery and performance of this agreement by it;

(b)	it has power to enter into and perform its obligations under this agreement and can do so without the consent of any other person or Government Agency;

(c)	the signing and delivery of this agreement and the performance by it of its obligations under this agreement complies with:

(i)	each applicable law, Authorisation and order, judgment or decree of a Government Agency;

(ii)	its memorandum and articles of association or constitution; and

(iii)	each Security Interest or other document binding on it;

(d)	this agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy; and

(e)	there are no actions, claims, proceedings or investigations pending or to the best of its knowledge threatened against it or by it which may have a material adverse effect on its ability to perform its obligations under this agreement.

11. GENERAL

11.1 Notices

(a)	A notice or other communication given under this agreement including, but not limited to, a request, demand, consent or approval, to or by a party to this agreement:

(i)	must be in legible writing and in English;

(ii)	must be addressed to the addressee at the address or facsimile number set out below or to any other address or facsimile number a party notifies to the other under this clause:

A.	if to Holdco 1:

	Address:	PO Box 908GT, Walker House,
Mary Street, George Town
Grand Cayman
Cayman Islands
	Attention:	The Directors
	Facsimile:	+ 345 945 4757

With a copy to Melco at the address set out for it in this clause.

B.	if to Melco:

	Address:	38th Floor, The Centrium
60 Wyndham Street, Central
Hong Kong
	Attention:	Chief Executive Officer
	Facsimile:	+852 3162 3579

With a copy to Melco’s Company Secretary at the same address.

C.	if to the Subscriber:

	Address:	PO Box 908GT, Walker House,
Mary Street, George Town
Grand Cayman
Cayman Islands
	Attention:	The Directors
	Facsimile:	+ 345 945 4757

With a copy to PBL at the address set out for it in this clause.

D.	if to PBL:

	Address:	Level 2, 54 Park Street
Sydney NSW 2000
	Attention:	Company Secretary
	Facsimile:	+61 2 9282 8828

(iii)	must be signed by an officer or under the common seal of a sender which is a company; and

(iv)	is deemed to be received by the addressee in accordance with paragraph (b).

(b)	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice is deemed to be received:

(i)	if sent by hand, when delivered to the addressee;

(ii)	if by post, 5 Business Days from and including the date of postage/on delivery to the addressee; or

(iii)	if by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent,

but if the delivery or receipt is on a day which is not a Business Day or is after 5.00 pm (addressee’s time) it is deemed to be received at 9.00 am on the following Business Day.

(c)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under paragraph (b)(iii) and informs the sender that it is not legible.

(d)	In this clause, a reference to an addressee includes a reference to an addressee’s officers, agents or employees.

11.2 Costs and expenses

Each party must pay its own costs and expenses of negotiating, preparing, signing, delivering and registering this agreement and any other agreement or document entered into or signed under this agreement.

11.3 Costs of performance

A party must bear the costs and expenses of performing its obligations under this agreement, unless otherwise provided in this agreement.

11.4 Governing law

The laws of Hong Kong govern this agreement.

11.5 Jurisdiction

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Hong Kong. Each of the Subscriber and PBL hereby appoint Lovells, 23/F Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong (Attn: Tim Fletcher, partner, fax number +852 2219 0222) as its agent to receive service of process in Hong Kong. Holdco 1 hereby appoints Melco as its agent for service of process in Hong Kong at the address specified for notice in clause 11.1.

11.6 Further assurances

Each party must do all things necessary to give full effect to this agreement and the transactions contemplated by this agreement (including, without limitation, providing all reasonable information and assistance to the other parties in connection with the obtaining of regulatory approval for the transactions contemplated by this agreement and the Shareholders Deed as contemplated in clause 3.1(g)).

11.7 Entire Agreement

This agreement supersedes all previous agreements about its subject matter and embodies the entire agreement between the parties.

11.8 Amendments and Waivers

(a)	This agreement may be amended only by a written document signed by the parties.

(b)	A waiver of a provision of this agreement or a right or remedy arising under this agreement, including this clause, must be in writing and signed by the party granting the waiver.

(c)	A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

(e)	A waiver is only effective in the specific instance and for the specific purpose for which it is given.

11.9 No assignment

A party may not assign this agreement or otherwise transfer the benefit of this agreement or a right or remedy under it, without first getting the written consent of the other party.

11.10 Counterparts

This agreement may be signed in any number of counterparts and all those counterparts together make one instrument.

SCHEDULE 1

CORPORATE STRUCTURE PRE COMPLETION

MELCO INTERNATIONAL DEVELOPMENT LIMITED
100%
MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED
100%
HOLDCO 1
100%
HOLDCO 2
80%
20%
MELCO ENTERTAINMENT LIMITED
70%
GREAT WONDERS, INVESTMENTS, LIMITED
30%
STDM
80%
MOCHA SLOT GROUP LIMITED
20%
DR HO
100%
MOCHA SLOT MANAGEMENT LIMITED

SCHEDULE 2

CORPORATE STRUCTURE POST COMPLETION

PUBLISHING AND BROADCASTING LIMTIED
MELCO INTERNATIONAL DEVELOPMENT LIMITED
100%
100%
PBLSUB LIMITED
MELCO LEISURE AND ENTERTAINMENT LIMITED
50%
50%
HOLDCO 1
20%
100%
HOLDCO 2
80%
MELCO ENTERTAINMENT LIMITED
70%
GREAT WONDERS, INVESTMENTS, LIMITED
30%
STDM
80%
MOCHA SLOT GROUP LIMITED
20%
DR HO
100%
MOCHA SLOT MANAGEMENT LIMITED

SCHEDULE 3

GENERAL WARRANTIES

1.	STATUS OF HOLDCO 1

(a)	Status: Holdco 1:

(i)	is a limited company incorporated, validly existing and in good standing under the laws of the Cayman Islands; and

(ii)	has the power to own its own assets and to carry on its business as it is now being conducted and as is proposed to be conducted.

(b)	Consents: Holdco 1 is entitled to issue the Subscription Shares without the consent of a third person and free of any rights or pre-emption or rights of first refusal.

2A. ACCURACY OF INFORMATION

All documents and information given to the Subscriber, PBL or its advisers by or on behalf of Melco or its advisers about Holdco 1, Holdco 2, the First Gaming Business and any of the Group Companies, together with the information in the Schedules to this agreement:

(a)	is true and is not misleading whether by omission, failure to particularise or otherwise in any material respect; and

(b)	comprises all information which would be material to an investor in the First Gaming Business.

2B. INFORMATION REQUESTED

All information requested by or on behalf of PBL or the Subscriber in connection with their due diligence review of the First Gaming Business, Holdco 1 and the Group Companies was or will when supplied be true, complete and accurate in all material respects and not misleading in any material respect.

3. SHAREHOLDINGS AND MEMBERSHIPS

(a)	Group Structure: The group structure of Holdco 1 and the other members of the Group immediately prior to Completion is as set out in Schedule 1 and no Group Company has any beneficial or other interest in any other companies (other than as set out in Schedule 1). The group structure of Holdco 1 and the other members of the Group immediately after Completion is as set out in Schedule 2.

(b)	Memberships: No Group Company is or will be a member of a joint venture, partnership or unincorporated association other than:

(i)	the joint venture arrangement between Great Wonders and STDM in relation to the Park Hyatt Hotel/Casino Business as documented in the Heads of Agreement between Melco and STDM dated 8 September 2004 (as amended by agreement between them dated 11 November 2004) (copies of which have been provided to PBL prior to the date of execution of this agreement); and

(ii)	the undocumented joint venture arrangement with Dr Ho in relation to Dr Ho’s shareholding interest of 20% in Mocha Slot Group.

(c)	Shares in issue (pre-reorganisation): The shares listed in Schedule 6 Part A comprise all the issued (including unvested) securities in the capital of Group Companies held at the date hereof (and prior to reorganisation and the issue of Subscription Shares) and no Group Company is under an obligation to issue any securities, other than the Subscription Shares.

(d)	Shares (post-reorganisation): The shares listed in Schedule 6 Parts A and B comprise all the issued (including unvested) securities in the capital of the Group Companies and are held in accordance with the corporate structure set out in Schedule 1 (other than the Subscription Shares) immediately prior to the issue of the Subscription Shares.

(e)	Shares validly issued: All securities in the Group Companies have been or will be validly issued and are fully paid up in accordance with their terms of issue and all relevant legislation and all other necessary consents or Authorisations.

(f)	Corporate re-organisation: the corporate re-organisation to be undertaken by Melco involving the Group Companies prior to Completion resulting in the group structure set out in Schedule 1 was carried out in compliance with all relevant laws and regulations and all necessary corporate procedures were complied with and all necessary filings with any regulatory authorities in connection with the re-organisation have been made and there are no adverse tax consequences for any Group Company as a consequence of such restructure.

(g)	Options:

There are no outstanding options, warrants, rights (including conversion or pre-emption rights) or agreements for the subscription or purchase from any Group Company of any securities or any securities convertible into or ultimately exchangeable or exercisable for any securities.

(h)	Other Rights with respect to Shares: Except as contemplated in the Shareholders Deed or Memorandum and Articles, no voting or similar agreements exist related to the Holdco 1’s securities or the securities of any Group Companies which are presently outstanding or that may be issued on or prior to Completion.

(i)	Security and Third Party Interests: No Security Interest or other third party interest or rights other than security or third party interests of unpaid sellers and creditors in the ordinary course of business exists over any Group Companies or their assets.

4. SOLVENCY

No Insolvency Event has occurred in respect of a Group Company and there are no circumstances which could give rise to any Insolvency Event in respect of a Group Company.

5. BUSINESS RECORDS

The Business Records of each Group Company:

(a)	have been fully and accurately maintained in accordance with applicable laws and are up-to-date; and

(b)	are in the possession of or under the control of the relevant Group Company.

6. TAXES AND DUTIES

(a)	Payment: Any Tax affecting any Group Company which is due for payment has been paid, including, without limitation, Tax in respect of the Mocha Business.

(b)	Provision in accounts: Adequate provision has been made in the Mocha Accounts and the Mocha Management Accounts for any Tax on the Mocha Business which Melco is aware is payable and is unpaid at the Mocha Accounts Date or, as the case may be, the Mocha Management Accounts Date or may become payable after the Mocha Accounts Date in relation to the Mocha Group’s activities prior to the Mocha Accounts Date or the Mocha Management Accounts Date.

(c)	Withholding tax: Any obligation under any Tax law to withhold amounts at source (including but not limited to withholding tax, PAYE tax, prescribed payments system tax and royalties) has been complied with.

(d)	Records: Each Group Company has maintained proper and adequate records to enable it to comply with its obligations to:

(i)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax law;

(ii)	prepare any accounts necessary for compliance with of any Tax law; and

(iii)	retain necessary records as required by any Tax law.

(e)	Returns submitted: To the best of Melco’s knowledge, each Group Company has submitted any necessary information, notices, computations and returns to the relevant Government Agency in respect of any Tax relating to the relevant Group Company.

(f)	Returns accurate: To the best of Melco’s knowledge, any information, notice, computations and return which has been submitted by a Group Company to a Government Agency in respect of any Tax:

(i)	disclose all material facts that should be disclosed under any Tax law;

(ii)	is not misleading in any material aspect; and

(iii)	has been submitted on time.

(g)	No Tax audit: Melco is not aware of any pending or threatened Tax audit in respect of a Group Company.

(h)	No disputes: There are no material disputes between any Group Company and any Government Agency in respect of any Tax.

7. INSURANCES

All of the assets of each Group Company which are of an insurable nature are insured in amounts to the full replacement value of them against fire and other risks normally insured against by persons carrying on the same classes of businesses as those carried on by the relevant Group Companies.

8. LITIGATION

No prosecution, litigation, arbitration proceedings or investigation (involving an aggregate amount of over US$1,000,000 (one million US dollars) affecting any of the Group Companies, the Mocha Business or the Mocha Business Assets.

(a)	has occurred in the last two years; or

(b)	is current;

(c)	is pending or to the best knowledge of Melco following due inquiry threatened; or

(d)	might arise as a result of current circumstances of which Melco is aware following due inquiry.

9. LIABILITIES

The only liabilities (including contingent liabilities) of the Group Companies are:

(a)	liabilities as set out in the Mocha Accounts and the Mocha Management Accounts;

(b)	liabilities incurred in the ordinary course of the Mocha Business;

(c)	liabilities incurred in the ordinary course of the preparation for the design and construction of the Park Hyatt Hotel (forming part of the Park Hyatt Hotel/Casino Business) (which liabilities do not exceed US$195 million as at the date of this agreement).

SCHEDULE 4

WARRANTIES AS TO THE MOCHA BUSINESS

1. MOCHA’S FINANCIAL POSITION

(a)	Preparation of Accounts: The Mocha Accounts:

(i)	were prepared in accordance with the Accounting Standards;

(ii)	fully reflect the assets and liabilities, including contingent liabilities, of the Mocha Business;

(iii)	show a true and fair view of the financial position of the Mocha Business as at the Accounts Date and the operation of the Mocha Business for the financial period ending on the Accounts Date; and

(iv)	are not affected by any unusual or non-recurring items.

(b)	Post Accounts Date: Since the Accounts Date:

(i)	the Mocha Business has been conducted in the ordinary course other than the entry into of leases and purchases of certain assets forming part of the Mocha Business Assets in the ordinary course of business and the entry into a new lease for a slot lounge in the Taipa Square Hotel on terms as advised to PBL prior to the date of execution of this agreement;

(ii)	none of the material assets of the Mocha Business have been disposed of;

(iii)	the Mocha Group has not incurred liabilities other than in the ordinary course and which, to the extent they are liabilities with an aggregate value of more than US$1,000,000, have been disclosed in writing to the Subscriber;

(iv)	there has been no material adverse change affecting the Mocha Business, or the assets or prospects of the Mocha Group, taken as a whole;

(v)	no dividends, bonus issues or other distributions have been declared or made and no repayments of shareholders’ loans have been made by any member of the Mocha Group; and

(vi)	the Mocha Management Accounts have been prepared in accordance with the Accounting Standards and show a true and fair view of the Mocha Business and of the Mocha Group as at the Mocha Management Accounts Date.

2. TITLE TO MOCHA ASSETS

(a)	Ownership: Mocha Slot Group and/or Mocha Slot Management are the legal and beneficial owner(s) of the Mocha Business Assets and no other party has any interest therein other than:

(i)	Dr Ho’s 20% shareholding interest in Mocha Slot Group; and

(ii)	unpaid sellers or creditors in the ordinary course of business.

(b)	Mocha Business Assets: The Mocha Business Assets are:

(i)	fully paid for other than in respect of any assets sold on credit or credit periods allowed by sellers in the ordinary course of business;

(ii)	in the possession of the Mocha Slot Group and/or Mocha Slot Management;

(iii)	the only assets used in the Mocha Business; and

(iv)	used solely for the purposes of the Mocha Business.

(c)	Security Interests: No Security Interest or other third party interest or rights other than security or third party interests of unpaid sellers or creditors in the ordinary course of business exist over any of the Mocha Business Assets.

3. INTELLECTUAL PROPERTY RIGHTS

(a)	Ownership: Mocha Slot Group and/or Mocha Slot Management are the legal and beneficial owners of, possess, are the registered proprietors of all registrable interests in, has been granted a licence or licences in respect of, or has the right to use all Intellectual Property Rights necessary for the continuing conduct of the Mocha Business as presently conducted or as presently proposed to be conducted free from any charge, lien or encumbrance.

(b)	No third party rights: No person (including, without limitation, a Shareholder and its associates or an Employee) other than the Mocha Group has a right to an Intellectual Property Right, or may benefit from it.

(c)	No infringement: The Intellectual Property Rights and the conduct by the Mocha Group of the Mocha Business in Macau do not infringe against any industrial or intellectual or other property right of any other person.

(d)	Registration: All Intellectual Property Rights which are either capable of registration or required to be registered in the Mocha Group’s name are registered or in the process of being registered in the Mocha Group’s name.

4. CONTRACTS, ASSET LEASES AND PROPERTY LEASES

(a)	Nature: The Contracts, Asset Leases and Property Leases:

(i)	are on arm’s length terms; and

(ii)	are within the ordinary course of business of the Mocha Business.

(b)	Restrictive covenants: No Contract, Asset Lease or Property Lease restricts the freedom of the Mocha Group to engage in any activity or business in any area in Macau.

(c)	Change of control: No member of the Mocha Group is party to an agreement which will (i) terminate or (ii) have terms imposed which are less favourable to the relevant member of the Mocha Group than the current terms, as a result of the issue of the Subscription Shares to the Subscriber or the corporate reorganisation referred to in clause 3(f) of Schedule 3.

(d)	No default etc: The Mocha Group is not and (to the best of Melco’s knowledge), no other party to a Contract, Asset Lease or Property Lease is, in breach of it or would be in breach or default but for a requirement of notice or lapse of time, or both. Neither member of the Mocha Group has received any notice which remains outstanding which might reasonably be expected to affect a right of it or the exercise of that right under an agreement.

5. AUTHORISATIONS

Each member of the Mocha Group has obtained and maintained all Authorisations required to conduct the Mocha Business and to own and operate the Mocha Business Assets. Neither Melco, Holdco 1 nor any member of the Mocha Group is aware of anything that may adversely affect the continuance, renewal, issue or extension of the Authorisations.

6. EMPLOYEES

As at 30 November 2004 there were 249 employees employed in the Mocha Business and:

(a)	the total annual aggregate employment cost of the 249 employees is approximately HK$18.5 million;

(b)	none of the employees are employed on terms that require more than 3 months notice of termination of employment; and

(c)	none of the employees are members of a union or other industrial organisation.

SCHEDULE 5

WARRANTIES AS TO THE LAND

Warranties as to the Land

(a)	The current concession by lease for the Land (the “Existing Concession”) from the Government of Macau is in the name of Nova Taipa, Urbanizacoes, Limitada (“Nova Taipa”).

(b)	By letter agreement dated 8 September 2004 (the “Letter”), Nova Taipa and STDM entered into an agreement whereby Nova Taipa agreed to renounce its rights under the Existing Concession in favour of an application by a JV entity (now formed between STDM and Melco as Great Wonders) for a new concession by lease for the Land. A copy of the applications to the Government of Macau by Nova Taipa and STDM referred to in paragraph (b) above have been provided to PBL prior to the date of execution of this agreement.

(c)	Under the Letter, Nova Taipa has warranted to STDM that it has the rights and obligations under the Existing Concession.

(d)	STDM and Melco have agreed pursuant to a Heads of Agreement dated 8 September 2004 as amended by an agreement dated 11 November 2004 (copies of which have been provided to PBL prior to the date of execution of this agreement) that STDM/Great Wonders will make an application for a new concession by lease for the Land for Great Wonders which will allow Great Wonders to build, own and operate the Park Hyatt Hotel/Casino Business on the Land.

(e)	On 15 November 2004, Great Wonders made an application to the Government of Macau for the concession by lease of the Land.

(f)	The Government of Macau has granted planning permission to Nova Taipa to allow the commencement of construction of the Park Hyatt Hotel on the Land. A copy of the planning permission has been provided to PBL prior to the date of execution of this agreement.

(g)	Great Wonders has entered into an agreement with Paul Y. Construction Company Limited dated 24 November 2004 in respect of the construction of the Park Hyatt Hotel on the Land. A copy of the agreement has been provided to PBL prior to the date of execution of this agreement.

SCHEDULE 6

GROUP COMPANIES

PART A

Companies Incorporated at the date of this Agreement

Holdco 1	Melco PBL Holdings Limited

Registered number

Registered office	PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands

Authorised share capital	US$50,000 of 2,500,000 Class A shares of US$0.01 par value each and 2,500,000 Class B Shares of US$0.01 per 100 Class A Shares of US$0.01 par value each

Issued share capital	US$1 Class A shares of US$0.01 par value each

Registered Shareholders and Number of Shares held	Melco International Development Limited (Pre reorganisation)

Directors	Ho, Lawrence Yau Lung Tsui Che Yin, Frank

Great Wonders, Investments, Limited

Registered number	19596 (SO)

Registered office	Avenida de Lisboa, n°s 2 a 4, Ala velha do Hotel Lisboa, 9° andar, em Macau

Authorised share capital	MOP$1,000,000

Issued share capital	MOP$1,000,000

Registered Shareholders and Number of Shares held	Melco International Development Limited (5,000 shares) Socidade de Turismo e Diversões de Macau, S.A.R.L. (5,000 shares)

Directors	Dr. Ho Hung Sun, Stanley Mr. So Shu Fai, Ambrose Mr. Ng Chi Sing Rui Jose da Cunha Chan, Wai Lun

Secretary	Mr. Tsang Yuen Wai, Samuel

Mocha Slot Group Limited

Registered number	538410

Registered office	Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

Authorised share capital	US$50,000 divided into 50,000 shares with a par value of US$1 each

Issued share capital	US$100 divided into 100 shares with a par value of US$1 each

Registered Shareholders and Number of Shares held	Melco Leisure and Entertainment Group Limited (80 shares) Dr. Ho Hung Sun, Stanley (20 shares)

Directors	Dr. Ho Hung Sun, Stanley Mr. Ho, Lawrence Yau Lung

Secretary	N/A

Mocha Slot Management Limited

Registered number	17397 (SO)

Registered office	Estrada da Vitoria, nos 2 a 4, Hotel Royal, r/c em Macau

Authorised share capital	MOP$25,000

Issued share capital	MOP$25,000

Registered Shareholders and Number of Shares held	Mocha Slot Group Limited (MOP$24,000) Mr. Ho, Lawrence Yau Lung (MOP$1,000) (in trust for Mocha Slot Group Limited)

Directors	Mr Ho, Lawrence Yau Lung Mr. Chan Ying Tat

Secretary	N/A

PART B

Companies to be incorporated prior to Completion

Melco Entertainment Limited

Registered number

Registered office	PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands

Authorised share capital	US$50,000 of 5,000,000 shares of US$0.01 par value each

Issued share capital	100 shares of US$0.01 par value each

Registered Shareholders and Number of Shares held	Holdco 2 (100 shares)

Directors

Holdco 2

Registered number

Registered office	PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands

Authorised share capital	US$50,000 of 5,000,000 shares of US$0.01 par value each

Issued share capital	100 shares of US$0.01 par value each

Registered Shareholders and Number of Shares held

Directors

SIGNED as an agreement.

SIGNED for and on behalf of MELCO
PBL HOLDINGS LIMITED by:

/s/
Signature of Director

Tsui Che Yin, Frank
Name of Director (print)

SIGNED for and on behalf of
MELCO INTERNATIONAL
DEVELOPMENT LIMITED by:

/s/
Signature of Director

Tsui Che Yin, Frank
Name of Director (print)

SIGNED for and on behalf of
PUBLISHING AND BROADCASTING
LIMITED by:

/s/
Duly authorised Attorney

Anthony Cornelus Klok
Name of Attorney (print)

SIGNED for and on behalf of PBL ASIA
INVESTMENTS LIMITED by:

/s/
Duly authorised Attorney

Anthony Cornelus Klok
Name of Attorney (print)

ATTACHMENT A

DICTIONARY

(CLAUSE 1)

Part 1

In the agreement:

Accounting Standards means generally accepted and consistently applied accounting principles and practices in Hong Kong.

Accounts Date means 31 December 2003.

Affiliate has the meaning set out in the Shareholders Deed.

Asset Leases means leases or hire purchase arrangements entered into by a member of the Mocha Group over any assets used in the Mocha Business.

Authorisation includes:

(a)	a consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and

(b)	in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action.

Board means the board of directors of Holdco 1.

Budget has the meaning set out in the Shareholders Deed.

Business Day means a day on which banks are open for business in Hong Kong excluding Saturdays, Sundays or public holidays.

Business Plan has the meaning set out in the Shareholders Deed.

Business Records means in relation to each Group Company:

(a)	customer lists, order books and supplier lists;

(b)	records of contracts and orders;

(c)	records of receivables;

(d)	records of employees and of the entitlements;

1

(e)	computer programs, data bases, software and negatives;

(f)	originals or copies of ledgers, journals and books of account;

(g)	information on the marketing of services by the Business;

(h)	results of research carried out and other know-how; and

(i)	all other documents and records about the business of the relevant Group Company.

Class A Shares means the Class A ordinary shares of US$0.01 each in the capital of the Company which have the specific rights set out in the Memorandum and Articles.

Class B Shares means the Class B ordinary shares of US$0.01 each in the capital of the Company which have the specific rights set out in the Memorandum and Articles.

Completion means completion of the subscription for the Subscription Shares under this agreement and Complete has a corresponding meaning.

Completion Date means two Business Days after satisfaction or waiver of all of the conditions precedent set out in clause 3.1.

Contracts means any material contracts entered into in relation to the Mocha Business as disclosed to PBL prior to the date of execution of this agreement.

Control has the meaning given in the Shareholders Deed.

Director means a director for the time being of Holdco 1.

Disclosure Letter means the disclosure letter from Melco to the Subscriber (in a form agreed between Melco and the Subscriber at least five days prior to Completion) dated as at Completion.

Dollars, US$ and $ means the lawful currency of the United States of America.

Dr Ho means Dr Ho Hung Sun, Stanley, the chairman and an executive director of Melco.

Employee means any employee of a Group Company.

2

First Gaming Business means the Mocha Business and the Park Hyatt Hotel/Casino Business.

Gaming Ventures has the meaning set out in Recital C.

Government Agency means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

Greater China region has the meaning given to it in the Shareholders Deed.

Great Wonders means Great Wonders, Investments, Limited a company incorporated unde the laws of Macau, of Hotel Lisboa Old Wing, Avenida de Lisboa, Macau (a company owned as at the date of execution of this agreement as to 50% by Melco and as to 50% by STDM).

Group means each Group Company.

Group Companies means:

(a)	Holdco 1;

(b)	Holdco 2;

(c)	Melco Entertainment;

(d)	Great Wonders;

(e)	Mocha Slot Group;

(f)	Mocha Slot Management; and

(g)	further companies incorporated from time to time as Subsidiaries of Holdco 1 at the direction of the Board for the purposes of the joint venture.

Holdco 2 means a company to be incorporated and once incorporated to be an exempted company incorporated under the laws of the Cayman Islands, of PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands (to be a wholly owned subsidiary of Holdco 1).

3

Holdco 2 Memorandum and Articles means the memorandum and articles of association set out in Attachment C.

Hong Kong S.A.R. has the meaning given to it in the Shareholders Deed.

HK$ means the lawful currency of Hong Kong.

Hyatt International means Hyatt International-Asia Pacific Limited of 24th Floor, Prince’s Building, Chater Road, Central, Hong Kong.

Immediately Available Funds means cash, bank cheque or electronic transfer.

Insolvency Event means in respect of any Company: that such company has been dissolved, is unable to meet its debts as they fall due, has become insolvent or gone into liquidation (unless such liquidation is for the purposes of a solvent reconstruction or amalgamation), entered into administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors (other than a scheme of arrangement in respect of any company that is able to meet its debts as and when they fall due and is not otherwise insolvent), any analogous or similar procedure in any jurisdiction other than Hong Kong or any form of procedure relating to insolvency or dissolution in any jurisdiction, but does not include a voluntary restructure in circumstances where the relevant company is able to meet its debts as and when they fall due and is not otherwise insolvent.

Intellectual Property Rights means all intellectual property and proprietary rights (whether registered or unregistered) wherever subsisting used in or forming part of the Mocha Business.

Land means a parcel of land with an area of 5,230 square meters located at Baixa da Tapa, Macau, described with the Land Registry Office of Macau under the no 21407, folio 125 of the Book B49.

Losses means losses, costs (including without limitation the fees, disbursements and other charges of counsel), expenses, claims, damages and liabilities.

Macau S.A.R has the meaning given to it in the Shareholders Deed.

Melco Entertainment means Melco Entertainment Limited, a company to be incorporated and once incorporated to be an exempted company incorporated under the laws of the Cayman Islands, of PO Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands (a company to be owned as at Completion as to 80% by Holdco 2 and as to 20% by Melco).

4

MelcoSub means Melco Leisure and Entertainment Group Limited an international business company incorporated under the laws of the British Virgin Islands, of PO Box 3136, Road Town, Tortola, British Virgin Islands (a wholly owned subsidiary of Melco).

Memorandum and Articles means the Memorandum and Articles of Association of Holdco 1 in the form set out in Attachment B.

Mocha Accounts means the audited accounts (including balance sheet, profit and loss statement and cash flow statement of the Mocha Group for the period ended on the Accounts Date.

Mocha Business means the electronic gaming machine lounge business in Macau carried on by the Mocha Group under the name “Mocha Slot Lounge” (in which Melco Entertainment is to have an 80% interest at Completion).

Mocha Business Assets means the assets used in or forming part of the Mocha Business.

Mocha Group means Mocha Slot Group and Mocha Slot Management.

Mocha Management Accounts means the unaudited management accounts (including balance sheet, profit and loss statement and cash flow statement) of the Mocha Group for the period from 1 January 2004 and ending on the Mocha Management Accounts Date.

Mocha Management Accounts Date means 30 November 2004.

Mocha Slot Group means Mocha Slot Group Limited, an international business company incorporated in the British Virgin Islands, of Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (a company to be owned as at Completion as to 80% by Melco Entertainment and as to 20% by Dr Ho).

Mocha Slot Management means Mocha Slot Management Limited, a company incorporated under the laws of Macau of Estrada da Vitoria Nos 2 a 4, Hotel Royal, Macau S.A.R (a wholly owned subsidiary of Mocha Slot Group).

Park Hyatt Hotel/Casino Business means the business of building, owning and operating a six star hotel in Macau with a casino and an electronic gaming lounge to be named “Park Hyatt” carried on by Great Wonders (in which Melco Entertainment is intended to have a 70% interest at Completion).

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Person has the meaning given in the Shareholders Deed.

Property Leases means leases, licences or arrangements entered into by a member of the Mocha Group over any property.

Residual Subscription Money means the Subscription Money less the Spend.

Security Interest means a right, interest, power or arrangement in relation to an asset which provides security for the payment or satisfaction of a debt, obligation or liability including without limitation under a bill of sale, mortgage, charge, lien, pledge, trust, power, deposit, hypothecation or arrangement for retention of title, and includes an agreement to grant or create any of those things.

Shareholder means a holder of Class A Shares or Class B Shares in Holdco 1.

Shareholders Deed means the shareholders deed in respect of Holdco 1 among Melco, MelcoSub, the Subscriber, PBL and Holdco 1 to be entered into at or before Completion in the form set out in Attachment D.

SJM means Sociedade de Jogos de Macau, S.A., a company incorporated under the laws of Macau and a subsidiary of STDM.

Spend has the meaning set out in clause 6(a).

STDM means Sociedade de Turismo Diversoes de Macau, S.A.R.L., a company incorporated under the laws of Macau of Avenida de Lisboa, 2nd Floor, New Wing, Hotel Lisboa, Macau S.A.R..

Subscription Money means US$163,000,000 (one hundred and sixty three million US dollars) (being the total of the number of Subscription Shares multiplied by the Subscription Price) (as amended under clause 2.2).

Subscription Price means US$1,630,000 for each Subscription Share (as amended under clause 2.2).

Subscription Shares means 100 Class B Shares issued under this agreement at the Subscription Price.

Subsidiary has the same meaning as in Section 2 of the Companies Ordinance (Chapter 32 of the laws of Hong Kong).

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Tax means a tax, levy, impost, fee, deduction or withholding or duty of any nature, including, without limitation, stamp and transaction duty which is imposed or collected by a Government Agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or other amount in addition to those amounts.

Territory has the meaning given to it in the Shareholders Deed.

Warranties means the representations and warranties set out in Schedules 3, 4 and 5.

Part 2

(a)	In this agreement unless the context otherwise requires:

(i)	words importing the singular include the plural and vice versa;

(ii)	words which are gender neutral or gender specific include each gender;

(iii)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(iv)	an expression importing a natural person includes a Company, partnership, joint venture, association, corporation or other body corporate and a Government Agency;

(v)	a reference to a thing (including, but not limited to, a chose-in-action or other right) includes a part of that thing;

(vi)	a reference to a clause, party, schedule or attachment is a reference to a clause of or a party, schedule or attachment to this agreement and a reference to this agreement includes an attachment and schedule to this agreement;

(vii)	a reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law judgment, rule of common law or equity or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced;

(viii)	a reference to a document includes all amendments or supplements to that document, or replacements or novations of it;

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(ix)	a reference to a party to a document includes that party’s successors and permitted assigns;

(x)	an agreement on the part of two or more persons binds them severally; and

(xi)	a reference to an agreement, other than this agreement, includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing.

(b)	Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the following Business Day.

(c)	Headings are for convenience only and do not affect the interpretation of this agreement.

(d)	This agreement may not be construed adversely to a party just because that party prepared it.

(e)	A term or expression starting with a capital letter which is defined in this Dictionary, has the meaning given to it in this Dictionary.

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ATTACHMENT B

MEMORANDUM AND ARTICLES OF ASSOCIATION OF HOLDCO 1

ATTACHMENT C

MEMORANDUM AND ARTICLES OF ASSOCIATION OF HOLDCO 2

ATTACHMENT D

SHAREHOLDERS DEED

ATTACHMENT E

LEGAL OPINIONS FROM WALKERS

OPINION: MELCO PBL HOLDINGS LIMITED

OPINION: MOCHA SLOT GROUP LIMITED

OPINION: [MELCO ENTERTAINMENT] [HOLDCO 2]

OPINION: MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED